Exhibit 10.9

Staples Leadership Team

Tax Services Reimbursement

•                  Staples will reimburse each member of the Staples Leadership Team for up to $5,000 of tax services from a pre-approved list of approximately ten certified public accounting firms (not to include Staples’ auditors), with the CEO and Chairman each eligible to be reimbursed for up to $50,000 of services.

•                  The services will include, but not be limited to, tax preparation and planning services and estate planning services.

•                  The list of pre-approved C.P.A. firms will be selected by the CFO.

•                  The CFO will ensure adherence to maximum reimbursement levels.

•                  At the first regularly scheduled Compensation Committee meeting after April 15 of each year, the Compensation Committee will receive a report from the CFO on usage of this benefit (on a tax year basis).

•                  In the event the CEO, upon consultation with the Compensation Committee, decides it is best to terminate this benefit to the Staples Leadership Team, each individual who would have otherwise been eligible to receive expense reimbursement shall instead receive the benefit as additional annual compensation.